Exhibit 10.2

EXECUTION VERSION

Confidential

STOCK SALE AND PURCHASE AGREEMENT

This STOCK SALE AND PURCHASE AGREEMENT (including the exhibits hereto, this “Agreement”), dated as of May 14, 2015 (the “Execution Date”), is entered into by and between NantPharma, LLC, a Delaware limited liability company (“Purchaser”), and Sorrento Therapeutics, Inc., a Delaware corporation (“Seller”).  Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Exhibit A.

W I T N E S S E T H:

WHEREAS, IgDraSol Inc., a Delaware corporation (the “Company”), is a direct wholly-owned subsidiary of Seller;

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of Seller’s equity interests in the Company, consisting of 5,706,321 shares of Common Stock, par value $0.0001per share, of the Company (the “Sale Shares”), subject to the terms and conditions set forth herein; and

WHEREAS, Seller and Purchaser would like to enter into certain additional transactions as set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

1.1 Sale and Purchase of Shares.  Subject to the terms and conditions hereof, on the Closing Date (as hereinafter defined), Seller will sell to Purchaser, and Purchaser will purchase from Seller, the Sale Shares in exchange for the Upfront Payment.

1.2 The Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at 10:00 am Pacific time at the offices of Seller on the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such later date and time as the parties mutually agree upon, orally or in writing.  The date of the Closing is herein referred to as the “Closing Date.”

1.3 Closing Deliveries.  At the Closing, Purchaser shall make the Upfront Payment to Seller for the Sale Shares by wire transfer of immediately available funds to the account specified by Seller.  At the Closing, Seller shall deliver to Purchaser its original stock certificate(s) representing the Sale Shares, together with an executed stock power to effect the transfer of the Sale Shares to Purchaser.

ARTICLE II

ADDITIONAL OBLIGATIONS OF SELLER

2.1 Patent Rights.  Effective as of the Closing, Seller hereby conveys, assigns and transfers to Purchaser (or the Company as directed by Purchaser) all right, title and interest in, to and under the Patent Rights relating to the Compound Controlled by Seller and its Affiliates, including without limitation the Patent Rights set forth on Exhibit B.  In connection with the foregoing, Seller agrees to execute, and cause its Affiliates to execute, one or more patent assignments (in favor of, and in a form reasonably acceptable to, Purchaser or the Company) with respect to such Patent Rights.

2.2 Contracts.  Seller agrees to convey, assign and transfer to Purchaser (or the Company as directed by Purchaser) all right, title and interest in, to and under (a) the Contracts listed under the “Contracts—IgDraSol” header on Exhibit C, excluding Contracts identified by Purchaser that it wishes to be assigned to Seller (the “Excluded IgDraSol Contracts”); and (b) the Contracts listed under the “Contracts—Sorrento” header on Exhibit C, excluding Contracts identified by Purchaser that it wishes Seller to retain (the “Excluded Sorrento Contracts” and, together with the Excluded IgDraSol Contracts, the “Excluded Contracts”).  Seller shall make the Contracts available for Purchaser’s review within three (3) business days after the Execution Date and shall otherwise reasonably cooperate with Purchaser in identifying the Excluded Contracts.  Purchaser shall have until sixty (60) days after the Closing Date to determine whether or not a Contract shall be an Excluded Contract (and any Contract that is not so identified as an Excluded Contract to Seller within such 60-day period shall not be deemed an Excluded Contract hereunder).  Seller shall use commercially reasonable efforts to convey, assign and transfer to Purchaser (or the Company as directed by the Purchaser) all of its right, title and interest in, to and under, all Contracts (other than the Excluded Contracts) identified by Purchaser during such 60-day period as requested by Purchaser.  With respect to any IgDraSol Contracts, Seller agrees that it shall assume, and accept the conveyance, assignment and transfer of, any Excluded IgDraSol Contract identified by Purchaser during such 60-day period as requested by Purchaser.

2.3 Technology Transfer.  Promptly (and in any event within thirty (30) days) after the Closing, Seller will convey, assign and transfer, and cause its Affiliates to convey, assign and transfer, to Purchaser (or the Company as directed by Purchaser) all Know-How relating to the Compound Controlled by Seller and its Affiliates and all materials relating to such Know-How Controlled by Seller and its Affiliates, including, without limitation (a) all data and results of the development program undertaken by or on behalf of Seller, the Company and/or Samyang and (b) the Know-How and materials set forth on Exhibit D.

2.4 Regulatory Filings.  Promptly (and in any event within thirty (30) days) after the Closing, Seller will convey, assign and transfer, and cause its Affiliates to convey, assign and transfer, to Purchaser (or the Company as directed by Purchaser) all Regulatory Filings relating to the Compound Controlled by Seller and its Affiliates, including without limitation the Regulatory Filings set forth on Exhibit E.  Without limiting the generality of the foregoing, Seller hereby, on its own behalf and on behalf of its Affiliates, grants to Purchaser and the Company an exclusive and irrevocable right of access and reference to any and all Regulatory Filings (along with all data and results of the development program undertaken by or on behalf of Seller, the Company and/or Samyang) relating to the Compound, and shall cooperate fully, and shall cause its Affiliates to cooperate fully, to make the benefits of such Regulatory Filings, data and results available to Purchaser and the Company and their respective designee(s) on a worldwide basis.

2.5 Support.  Seller shall provide, and shall cause its Affiliates to provide, free of charge, such consulting support to Purchaser and the Company as may reasonably be requested by Purchaser or the Company for a period of ninety (90) days following the conveyance, assignment and transfer of Patent Rights, Know-How, materials and Regulatory Filings as contemplated pursuant to this Article II (the “Support Period”).  If Purchaser provides notice to Seller that it requires further assistance that exceeds the scope of this Section 2.4 and/or extends beyond the Support Period, Purchaser shall notify Seller and if, in its sole discretion, Seller agrees, Purchaser and Seller shall negotiate in good faith the terms of any additional support.

2.6 Milestone Payments under Exclusive Distribution Agreement.  Notwithstanding anything in the Exclusive Distribution Agreement to the contrary, Seller (and not Purchaser or the Company) shall be responsible for and pay all milestone and license fees required to be paid to Samyang under the Exclusive Distribution Agreement following notification from Purchaser when such milestone and license fees become due and payable, including without limitation, the payments required to be made under:  (a) Article 3 (License Fee) of the original Exclusive Distribution Agreement entered into as of October 29, 2012 (“Original Agreement”), (b) Article 2 (License Fee) of the Addendum To Exclusive Distribution Agreement entered into as of May 10, 2013 and amending the Original Agreement as set forth therein (c) Article 2 (License Fee) of the Second Addendum To Exclusive Distribution Agreement entered into as of January 31, 2014 and amending the Original Agreement as set forth therein and (d) Article 2 (License Fee) of the Fifth Addendum To Exclusive Distribution Agreement entered into as of May 1, 2015 and amending the Original Agreement as set forth therein.  For clarity, the Original Agreement and the amendments thereto pursuant to (b) – (d) are part of the Exclusive Distribution Agreement, a copy of which is attached as Exhibit H.  For the avoidance of doubt, the Company (and not Seller) will be responsible for the annual minimum order obligations under the Exclusive Distribution Agreement.

ARTICLE III

ADDITIONAL OBLIGATIONS OF PURCHASER

3.1 Milestone Payments.  In addition to the Upfront Payment, after the Closing, Purchaser shall make milestone payments to Seller as set forth on Exhibit F (all on a one-time, non-refundable basis and subject in each case to the satisfaction of the condition for such milestone payment).

3.2 Supply of Compound.  The Company and Purchaser shall have the exclusive right to purchase finished dose drug product for the Compound from any party, including Samyang under the Exclusive Distribution Agreement.  In the case of finished dose product purchased for Commercial Sale, in addition to making Supply Payments, Purchaser shall make payments to Seller as set forth on Exhibit F in respect of Compound for Commercial Sale by the Company or other Selling Parties, or any distributor or subdistributor of any such Selling Party.

3.3 Development and Commercialization.  From and after the Closing, Purchaser will be responsible for all future costs of research, development and commercialization of the Compound in and for the Territory and will have full control of all research, development and commercialization decisions and activities.  Without limiting the generality of the foregoing, Purchaser will use Commercially Reasonable Efforts to develop the Compound for gastric, ovarian, prostate, melanoma and bladder cancers (and if Purchaser fails to use Commercially Reasonable Efforts to develop the Compound for such indications within the five (5) year period following the Closing Date, then the parties will negotiate in good faith the reversion of such rights to Seller for the indications that have not been so developed).  For the avoidance of doubt, from and after the Closing, Purchaser and the Company shall have complete discretion and control with respect to the research, development and regulatory strategy for the Compound in and for the Territory.

3.4 Co-Development and Co-Marketing Opportunity.  During the first three (3) years after the Closing Date, Seller may exercise a right, upon written request to Purchaser, to obtain from Purchaser co-development and/or co-distribution/co-marketing rights for the Compound, and upon such request, Purchaser and Seller will negotiate the details of, and the definitive agreement for, any such co-development and/or co-distribution/co-marketing rights to the mutual satisfaction of both parties

3.5 IgDraSol Employees.  During the period commencing on the date of this Agreement and continuing until sixty (60) days after the later of (a) conveyance, assignment and transfer of Patent Rights, Know-How, materials and Regulatory Filings as contemplated pursuant to this Article II and (b) the Closing Date (the “Transition Period”), Purchaser will conduct a review of the IgDraSol Employees (as defined in Section 4.10) with the reasonable assistance of Seller in order for Purchaser to determine which of the IgDraSol Employees to retain (“Retained IgDraSol Employees”).  Purchaser shall inform Seller and the IgDraSol Employees of its determination no later than the last day of the Transition Period.  Purchaser and the Company (and not Seller) shall be responsible for all compensation and benefits of the Retained IgDraSol Employees for services performed after the Transition Period.  Seller shall not terminate any of the IgdraSol Employees during the Transition Period without cause.  Seller (and not Purchaser or the Company) shall be responsible for all compensation and benefits of the IgDraSol Employees for services performed during the Transition Period and of the IgDraSol Employees (other than the Retained IgDraSol Employees) after the Transition Period, including any severance obligations.  For clarity, any signing or retention bonus or advances on compensation paid or offered by the Company or Purchaser during the Transition Period shall not be considered part of the compensation and benefits for which Seller is responsible for pursuant to the preceding sentence.

3.6 Records and Audit Rights.  Purchaser and Company shall maintain complete and accurate records in sufficient detail to permit Seller to confirm the accuracy of (a) the achievement of the milestones payable pursuant to Section 3.1 and (b) the amount of Compound purchased for Commercial Sale and the supply price to verify the payments pursuant to Section 3.2.  Upon reasonable prior notice, such records shall be open during regular business hours for a period of three (3) years from the creation of individual records for examination by an independent certified public accountant selected by Seller and reasonably acceptable to the Company for the sole purpose of verifying for the Seller the accuracy of the achievement of milestones and payments from Purchaser and Company pursuant to this Agreement or of any payments made, or required to be made, by or to the Seller pursuant to this Agreement.  Such audits may occur no more often than once each calendar year.  Such auditor shall not disclose the Company’s or Purchaser’s confidential and/or proprietary information to Seller, except to the extent such disclosure is necessary to verify the accuracy of the reports and payments to Seller under this Agreement.  Any amounts shown to be owed but unpaid, or overpaid and in need of refund, shall be paid within forty-five (45) days after the accountant’s report, plus (in the case of amounts owed with respect to Compound purchased for Commercial Sale under Section 3.2) interest at the rate of compound interest shall thereafter accrue on the sum due from the due date until the date of payment at a per annum rate of two percent (2%) over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by applicable law.  Seller shall bear the full cost of such audit unless such audit reveals underpayment by the audited party that resulted from a discrepancy in the report provided by the audited party for the audited period, which underpayment was more than five percent (5%) of the amount set forth in such report, in which case the audited party shall reimburse the Seller for the costs for such audit.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

As a material inducement to Purchaser to purchase the Sale Shares and consummate the other transactions contemplated hereby, Seller represents and warrants to Purchaser as of the Closing Date as follows:

4.1 Due Authorization.  Seller has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.  The execution, delivery and performance by Seller of this Agreement have been approved by all requisite action on the part of Seller.  This Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2 Title.  Seller has full legal and beneficial title to the Sale Shares, and, upon transfer to Purchaser, Purchaser will have full legal and beneficial title thereto free and clear of all liens, encumbrances, security interests, pledges, claims (pending or threatened), charges, options, rights of first offer or refusal, put rights, call rights, commitments, understandings or obligations, whether written or oral, or other interests of third parties, or restrictions on transfer or voting rights, other than (a) those imposed by Purchaser and (b) any restrictions on transfer under the Securities Act of 1933 (the “Securities Act”) or under applicable securities laws.

4.3 No Conflicts.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in (a) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under the certificate of incorporation or bylaws of Seller or the Company, (b) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under, or require any consent of or notice to any Person pursuant to, any term or provision of, or any right of termination, cancellation or acceleration arising under, the Exclusive Distribution Agreement or any contract that Seller is a party to, (c) any violation under any order or law applicable to Seller or (d) the imposition or creation of any lien or encumbrance upon or with respect to any of the assets of Seller or the Company.

4.4 Consents.  Other than such consents as set forth on Exhibit G (“Consents”), no authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other entity, individual or other Person is required for the valid authorization, execution, delivery and performance by Seller of the Agreement and the consummation of this transactions contemplated hereby.

4.5 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

4.6 Capitalization.  The entire capitalization of the Company immediately prior to the Closing shall consist of the Sale Shares.  Except for the Sale Shares, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire any of the Company’s capital stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue any capital stock.  No person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement.  The Company has no subsidiaries and owns no equity interests in any other Person.  The Company is not and has not at any time been a participant in any joint venture, partnership or similar arrangement.

4.7 Assets and Liabilities of the Company.  The Company has no assets or Liabilities of any kind, except for (a) the rights and obligations under the Exclusive Distribution Agreement and (b) Patent Rights, Know-How, materials and Regulatory Filings relating to the Compound and to be transferred to Purchaser in accordance with Article II.  Seller Controls all Patent Rights, Contracts, Know-How, materials and Regulatory Filings relating to the Compound, and such Patent Rights, Contracts, Know-How, materials and Regulatory Filings are accurately identified and described on Exhibits B, C, D and E, respectively.  Each item of Patent Rights (a) is valid, subsisting and in full force and effect, (b) has not been abandoned or passed into the public domain and (c) is free and clear of any liens, claims or other encumbrances.  Except as set forth in the Section 4.7 Schedule of Exceptions, Seller has no knowledge of (i) any facts, circumstances or information that would render any Patent Rights invalid or unenforceable or of any claim or Proceeding alleging the foregoing or that the manufacture, sale, offer for sale or importation of the Compound in the Territory infringes or misappropriates or would infringe or misappropriate any right of any Third Party, (ii) any pending interference, opposition, cancellation or patent protest pursuant to 37 C.F.R. 1.291 with respect to any Patent Rights or (iii) any facts, circumstances or information that would adversely affect or impede the ability of the Company or Purchaser to use any Patent Rights following the Closing.  Seller has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Patent Rights that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Patent Rights.  All necessary registration, maintenance and renewal fees in connection with the Patent Rights have been paid.  The Company is not a guarantor or indemnitor of any indebtedness of any other Person.  An accurate and complete copy of the Exclusive Distribution Agreement is attached hereto as Exhibit H.  The Company has not granted any distribution, subdistribution or any other rights to any Person under the Exclusive Distribution Agreement.  The Exclusive Distribution Agreement and all other Contracts Controlled by Seller or its Affiliates relating to the Compound are currently valid and in full force and effect, and are enforceable by the Seller or its Affiliates, as applicable, in accordance with their terms.  Neither the Seller nor any of its Affiliates is in default, and neither Samyang nor any other Person has notified Seller or any of its Affiliates that it is in default, under the Exclusive Distribution Agreement or any other Contract Controlled by Seller or its Affiliates relating to the Compound.  To the knowledge of Seller, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to (a) result in a violation or breach of any of the provisions of the Exclusive Distribution Agreement or any other Contract Controlled by Seller or its Affiliates; (b) give Samyang or any other counterparty the right to declare a default or exercise any remedy under the Exclusive Distribution Agreement or any other Contract Controlled by Seller or its Affiliates; or (c) give Samyang or any other counterparty the right to cancel, terminate or modify the Exclusive Distribution Agreement or any other Contract Controlled by Seller or its Affiliates.

4.8 Litigation.  There is no claim, action, suit, inquiry, notice of violation, Proceeding or investigation pending or, to the knowledge of Seller, threatened against or affecting the Company or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority.

4.9 Compliance with Laws.  The Company is in full compliance with all Laws that are applicable to the Company and the Company’s properties, assets, operations and business, and to the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure comply with, any such Law.  Neither Seller nor the Company has received any notice from any third party regarding any actual, alleged or potential violation of any Law.

4.10 Employee Matters.  With the exception of the persons set forth in Exhibit I (each an “IgDraSol Employee” and collectively, “IgDraSol Employees”), the Company does not have any employees, consultants or independent contractors.  To Seller’s knowledge, (i) the Company is not materially delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors, (ii) the Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining, (iii) the Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and (iv) is not liable for any arrears of wages, Taxes, penalties, or other sums for failure to comply with any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company.  Upon termination of the employment of any such employees, no severance or other payments will become due, other than accrued wages (including vacation pay) as generally required by law.  The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.  Neither Seller nor the Company has made any representations regarding equity incentives to any employees or consultants of the Company.  The Company has not maintained, established or sponsored any employee benefit plan and is not required to contribute to any employee benefit plan of any other corporation, limited liability company, partnership or other entity.

4.11 Tax Returns and Payments.  There are no Taxes dues and payable by the Company which have not been timely paid.  There are no accrued and unpaid Taxes of the Company which are due, whether or not assessed or disputed.  The Company has duly and timely filed all Tax Returns required to have been filed by it.

4.12 Brokers.  There is no broker, investment banker, financial advisor, finder or other person who has been retained by or is authorized to act on behalf of Seller or Company who might be entitled to any fee or commission in connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

4.13 Disclosure.  Seller has made available to Purchaser all the information reasonably available to Seller and the Company that Purchaser has requested for deciding whether to acquire the Sale Shares.  No representation or warranty of Seller contained in this Agreement, and no certificate furnished or to be furnished to Purchaser at the Closing, contains any untrue statement of a material fact or to Seller’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE V

PURCHASER’S REPRESENTATIONS AND WARRANTIES

As a material inducement to Seller to sell the Sale Shares and consummate the other transactions contemplated hereby, Purchaser represents and warrants to Seller as of the Closing Date as follows:

5.1 Organization, Good Standing, Corporate Power and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry out its obligations hereunder and to consummate the transactions contemplated hereby, including the execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder.

5.2 Due Authorization.  Purchaser has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.  The execution, delivery and performance by Purchaser of this Agreement have been approved by all requisite action on the part of Purchaser.  This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.3 No Conflicts.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in (a) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under the charter and governing documents of Purchaser, (b) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under, or require any consent of or notice to any Person pursuant to, any term or provision of, or any right of termination, cancellation or acceleration arising under, any contract that Purchaser is a party to or (c) any violation under any order or law applicable to Purchaser.

5.4 Consents.  No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other entity, individual or other Person is required for the valid authorization, execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby.

5.5 Accredited Investor.  Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5.6 Upfront Payment.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Upfront Payment and consummate the transactions contemplated by this Agreement.

5.7 Brokers.  There is no broker, investment banker, financial advisor, finder or other person who has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission in connection with the execution of this Agreement and the consummation of the transaction contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Purchaser’s Conditions to Closing.  The obligations of Purchaser to purchase the Sale Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by Purchaser in its sole discretion:

(a) Representations and Warranties.  The representations and warranties of Seller contained in Article IV shall be true and correct in all respects as of the Closing.

(b) Performance.  Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing

(c) No Material Adverse Event.  Since the Execution Date, there shall not have been any change, effect, event, development, occurrence, condition or state of facts that is, or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), liabilities, prospects, financial condition, property or results of operations of the Company or with respect to the Compound.

(d) Compliance Certificate.  The Chief Executive Officer of Seller shall deliver to Purchaser at the Closing a certificate certifying that the conditions specified in Sections 6.1(a), (b) and (c) have been fulfilled.

(e) Consents.  Seller shall have delivered to Purchaser all Consents.

(f) Patent Assignments.  Seller and/or its Affiliates shall have executed one or more patent assignments (in favor of, and in a form reasonably acceptable to, Purchaser or the Company) with respect to Patent Rights relating to the Compound Controlled by Seller and its Affiliates, including without limitation the Patent Rights set forth on Exhibit B.

(g) Assignments of Sorrento Contracts.  Seller and/or its Affiliates shall have delivered one or more assignments (in favor of, and in a form reasonably acceptable to, Purchaser or the Company) of any Contracts listed under the “Contracts—Sorrento” header on Exhibit C requested by Purchaser.

(h) Assignments of IgDraSol Contracts.  Seller and/or its Affiliates shall have delivered one or more assignments (in a form reasonably acceptable to Purchaser) of any Excluded IgDraSol Contracts identified by Purchaser whereby such Excluded IgDraSol Contracts are assigned by the Company to Seller.

(i) Resignations.  All directors and officers of the Company shall have resigned, and Seller shall have delivered to Purchaser evidence of such resignations.

(j) Stock Certificate.  Seller shall have delivered to Purchaser the original stock certificate(s) representing the Sale Shares, together with an executed stock power to effect the transfer of the Sale Shares to Purchaser.

(k) HSR Conditions.  All HSR Conditions shall have expired or been terminated or been obtained or made.

6.2 Seller’s Conditions to Closing.  The obligations of Seller to sell the Sale Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by Seller in its sole discretion:

(a) Representations and Warranties.  The representations and warranties of Purchaser contained in Article V shall be true and correct in all respects as of the Closing.

(b) Performance.  Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c) Upfront Payment.  Purchaser shall have made the Upfront Payment to Seller by wire transfer to an account designated by the Seller.

(d) HSR Conditions.  All HSR Conditions shall have expired or been terminated or been obtained or made.

ARTICLE VII

INDEMNIFICATION

7.1 Survival of Warranties.  The representations and warranties of Seller and Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing; provided that the representations and warranties in Sections 4.7, 4.8, 4.9 and 4.10 shall only survive the execution and delivery of this Agreement and the Closing for a  period of twenty-four (24) months and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Purchaser or Seller.

7.2 Indemnification by Seller.  Seller shall indemnify, defend and hold harmless Purchaser and the Company and their Affiliates and their respective officers, directors, employees, agents and representatives (collectively, “Purchaser Parties”) from any and all third party Liabilities, losses, damages, claims, demands, costs or expenses (including reasonable attorneys’ fees) (collectively, “Damages”), arising out of, relating to or resulting from (a) any breach of a representation or warranty of Seller in this Agreement; (b) any breach of any covenant Seller contained in this Agreement; (c) any Liability of the Company arising out of, or accruing with respect to, its conduct or operations prior to the Closing, whether under the Exclusive Distribution or otherwise; (d) any Pre-Closing Taxes; (e) any Liability for breaches of any Contracts on or prior to the Closing Date or any Liability for payments or amounts due under any Contracts on or prior to the Closing Date and (f) any Liability under the Excluded Contracts, including with respect to breaches of any Excluded Contract or payment or amounts due under any Excluded Contract.

7.3 Indemnification by Purchaser.  Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, “Seller Parties”) from any and all Damages, arising out of, relating to or resulting from, (a) any breach of a representation or warranty of Purchaser contained in this Agreement or (b) any breach of any covenant of Purchaser contained in this Agreement; or (c) any Taxes that are the responsibility of Purchaser pursuant to Section 8.4.

7.4 Procedures for Indemnification.  Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding by a third-party with respect to any matter referred to in Sections 7.2 or 7.3, the Indemnitee shall give written notice thereof to the party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is materially prejudiced thereby.  A claim for indemnification for any matter not involving a third-party Proceeding may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

7.5 Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party.

ARTICLE VIII

TAX MATTERS AND ANTI-TRUST MATTERS

8.1 Preparation and Filing of Tax Returns.  Purchaser shall prepare (or cause to be prepared) and Purchaser shall file (or cause to be filed) the Tax Return required to be filed by the Company for 2015, inclusive of the Closing Date for (or that includes) a taxable period beginning before the Closing Date.  Purchaser shall prepare and file all Tax Returns required to be filed for taxable years after 2015.  To the extent any Tax shown as due on such Tax Return is payable by Seller (taking into account indemnification obligations hereunder), such Tax Return shall be provided to Seller at least sixty (60) days prior to the due date for filing such return (or, if required to be filed within thirty (30) days of the Closing Date, as soon as possible following the Closing Date); and Seller shall have thirty (30) days to review, and Seller shall not file such Tax Return with respect to any information related to periods prior to the Closing Date without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  The failure of Seller to notify Purchaser of changes to any such Tax Return within thirty (30) days of receipt thereof shall constitute consent.

8.2 Amended Returns; Tax Elections.  Except as part of a resolved audit with a Tax authority, Seller may not amend (or permit the amendment of) a Tax Return of the Company or make, amend or revoke (or permit the making, amendment, or revocation of) any Tax election of the Company, in each case, with respect to a taxable period beginning before the Closing Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.  Except as part of a resolved audit with a Tax authority, Purchaser may not amend (or cause the Company to amend) a Tax Return of the Company, or amend or revoke (or permit the making, amendment, or revocation of) any Tax election of the Company, in each case, with respect to a taxable period beginning before the Closing Date without the prior written consent of Seller.  Purchaser shall prepare all amendments to Tax Returns of the Company after the Closing Date, provided that the parties shall coordinate the preparation and filing of any such amendment to the Tax Returns of the Company for periods prior to the Closing Date, and the Purchaser shall not file any such amendment except with the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  The failure of Seller to notify Purchaser of changes to any such amendment to a Tax Return within thirty (30) days of receipt thereof shall constitute consent.

8.3 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid by Seller when due.  Except as otherwise required by applicable Tax law, Seller shall, at its own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and provide Purchaser with a copy thereof.  If required by applicable Tax law, Purchaser shall join in the execution of any such Tax Returns and other documentation.

8.4 Straddle Period Allocations.  For purposes of this Agreement, Taxes of the Company incurred with respect to a taxable period that includes but does not end on the Closing Date shall be allocated to the portion of the taxable period ending on the Closing Date (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such taxable period occurring through the Closing Date compared to the total number of days in such taxable period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date. Each of Seller and Purchaser shall be responsible for the Tax applicable to the  period prior to and after the Closing Date, respectively, as described in this Section 8.4.

8.5 Cooperation on Tax Matters.  Purchaser and Seller will cooperate, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns pursuant to this Article VIII and any Proceeding related thereto.  Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser and Seller will retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods

8.6 Cooperation on Antitrust Laws.

(a) Each of Purchaser and Seller shall, within ten (10) business days after Execution Date, file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, any HSR Filing required of it under the HSR Act with respect to the subject matter of this Agreement, which forms shall specifically request early termination of the initial HSR Act waiting period.  The parties will cooperate with one another to the extent necessary in the preparation of any such HSR Filing.  The parties hereto commit to instruct their respective counsel to cooperate with each other and use good faith, diligent efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period, such good faith diligent efforts to include counsel’s undertaking:  (i) to keep each other appropriately informed of communications received from and submitted to personnel of the reviewing antitrust authority; and (ii) to confer with each other regarding appropriate contacts with and response to personnel of the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice.  The parties shall share the filing fees associated with their HSR Filings on a 50/50 basis.  Each party will be responsible for all other costs and expenses incurred by it associated with its HSR Filing.  In respect of any HSR Filing, each of Purchaser and Seller will use its good faith, diligent efforts to eliminate any concern on the part of any court or governmental authority regarding the legality of the proposed transaction, including cooperating in good faith with any government investigation and the prompt production of documents, information, and witnesses requested in the course of such of any such investigation, including those contained in a Request for Additional Information and Documentary Materials (as that term is defined in the HSR Act), and to cause the closing under this Agreement to occur as soon as practical.  Nothing in this Section 8.6 shall require either party to consent to the divestiture or other disposition of any of its or its Affiliates’ assets or to consent to any other structural or conduct remedy, and each party and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice or any third party respecting the transactions contemplated by this Agreement.

(b) In the event that the Effective Date has not occurred within one hundred eighty (180) days following the Execution Date, or such date as the parties may mutually agree, this Agreement may be terminated by either party on written notice to the other.

ARTICLE IX

MISCELLANEOUS

9.1 Integration; Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.  There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.  Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way.

9.2 Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

9.3 Amendment and Waiver.  This Agreement may be amended only by a written instrument signed by the parties hereto.  No waiver by any party hereto of any provision hereof shall be effective unless set forth in a writing executed by the party so waiving.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

9.4 Notices.  Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party’s address set forth on such party’s signature page hereto or such other address as such party may hereafter specify by notice in writing to the other party.  Any such notice or other communication shall be addressed as aforesaid and given by (a) hand delivery, (b) reputable overnight courier or (c) e-mail transmission.  Any notice or other communication will be deemed to have been duly given (i) on the date of service if served personally, (ii) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed, or (iii) on the date of transmission if sent via e-mail, provided confirmation of receipt is obtained promptly after completion of transmission.

9.5 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to the conflicts of law principles that would provide for application of the law of a jurisdiction other than New York.

9.6 Dispute Resolution.

(a) Resolution by Chief Executive Officers.  Except as otherwise provided in this Agreement, in the event of any dispute, claim, or controversy arising under, out of, or in connection with this Agreement (a “Dispute”), including as to the breach, performance, or interpretation of this Agreement or the rights, duties or liabilities of either party hereunder, the parties will first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves.  If such Dispute is not resolved on an informal basis within ten (10) business days, either party may, by written notice to the other party, refer the Dispute to the Chief Executive Officers of the parties for attempted resolution by good faith negotiation within 30 days after such notice is received.  Such Chief Executive Officers will attempt in good faith to promptly resolve such Dispute.  If any matter is not resolved, or both parties believe that it will not be resolved, under the foregoing provisions, each party may, at its sole discretion, seek resolution of such matter in accordance with this Section 9.6.

(b) Arbitration.  Except as otherwise expressly provided in this Section, if the parties do not reach a mutually acceptable resolution pursuant to Section 9.6(a) as to a Dispute, the Dispute shall be referred for resolution by final, binding arbitration in accordance with the provisions of this Section.  The arbitration shall be conducted by the American Arbitration Association (or any successor entity thereto) (“AAA”) under its rules of commercial arbitration then in effect, except as modified in this Agreement.  The arbitration shall be conducted in the English language, by a single arbitrator knowledgeable in the subject matter at issue in the Dispute and acceptable to both parties; provided, that the parties may by mutual agreement elect to have the arbitration conducted by a panel of three arbitrators (such single arbitrator or panel, the “Arbitrator”).  The Arbitrator shall, if appropriate, engage an independent expert with experience in the subject matter of the Dispute to advise the Arbitrator.

(i) With respect to any Dispute referred to arbitration pursuant to this Section 9.6, the parties and the Arbitrator shall use all reasonable efforts to complete any such arbitration within three (3) months from the issuance of notice of a referral of any such Dispute to arbitration.  The Arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided that the Arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute.

(ii) The decision of the Arbitrator shall be the sole, exclusive, and binding remedy between them regarding the Dispute presented to the Arbitrator.  Any decision of the Arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement.  The arbitration proceedings and the decision of the Arbitrator shall not be made public without the joint consent of the parties, and each party shall maintain the confidentiality of such proceedings and decision.

(iii) Unless otherwise agreed by the parties, the arbitration proceedings shall be conducted in Los Angeles, California.  The parties shall share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the Arbitrator, and the cost of the Arbitrator and administrative fees of AAA.  Each party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses.

(c) Temporary Relief.  Pending the selection of the Arbitrator or pending the Arbitrator’s determination of the merits of any Dispute, either Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that party.

9.7 Enforcement.  Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed by the parties in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right each party may have, each party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

9.8 Successors and Assigns.  Neither this Agreement nor any of the rights or obligations created herein may be assigned by either party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed, except that either party shall be free to assign this Agreement (a) to an Affiliate of such party provided that such party shall remain liable and responsible to the other party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any merger, consolidation or sale of such party or sale of all or substantially all of the assets of the party that relate to this Agreement, without the prior consent of the non-assigning party.  This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.  Any assignment of this Agreement in contravention of this Section 9.8 shall be null and void.

9.9 Force Majeure.  Neither party shall be held liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God, or any acts, omissions, or delays in acting by any governmental authority or the other party; provided such failure or delay did not arise from the negligence or willful misconduct of the affected party.

9.10 Fees and Expenses.  Each party shall pay it own costs and expenses in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel).

9.11 Severability.  If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect.  If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

9.12 Binding Effect. The covenants and conditions contained in this Agreement shall apply to and bind the Parties and the heirs, legal representatives, successors and permitted assigns of the Parties.

9.13 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

9.14 Headings.  The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Publicity.  Except as required by Law, each party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other party not to be unreasonably withheld. For the avoidance of doubt (and notwithstanding anything contained in this Agreement to the contrary), each of Purchaser and the Company, in its sole discretion, may make disclosures relating to the development or commercialization of the Compound, including the results of research and any clinical trial conducted by or on behalf of Purchaser or the Company, or any health or safety matter related to the Compound.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Stock Sale and Purchase Agreement as of the day and year first above written.

SELLER:

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji
Name:	Henry Ji, Ph.D.
Title:	President & CEO
Address:	6042 Cornerstone Court West, Suite B
San Diego, CA 92121

PURCHASER:

NANTPHARMA, LLC

By:	/s/ Patrick Soon-Shiong
Name:	Patrick Soon-Shiong
Title:	Chief Executive Officer
Address:	NantPharma, LLC.
9920 Jefferson Boulevard
Culver City, California 90232
Attention: General Counsel